Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated June 11, 2025 relating to the Common Stock, par value $0.01 per share, of NB Bancorp, Inc. shall be filed on behalf of the undersigned.

PERTENTO PARTNERS LLP By: /s/ Eduardo Marques
Name: Eduardo Marques
Title: Managing Partner

EDUARDO MARQUES By: /s/ Eduardo Marques